EXHIBIT 4.4

Employment agreements—Mr Joseph J Whiteside

12 February 2002

Mr Joseph J. Whiteside
c/o HomeSide Lending Inc.
Jacksonville Florida

Dear Joe

        On behalf of National Australia Bank Limited (the "Parent") and HomeSide Lending Inc. (the "Company"), I am pleased to confirm the terms of your employment with the Company following the closing of the asset sale of the Company to Washington Mutual Bank, FA (the "Sale").

        1.    Effective Date.    The "Effective Date" shall mean the first business day following the Sale.

        2.    Employment Period.    The Company hereby agrees to employ you, and you hereby agree to be employed by the Company subject to the terms and conditions of this letter, on an "at will" basis beginning on the Effective Date (the "Employment Period").

        3.    Terms of Employment.    (a) Position and Duties. (i) During the Employment Period you shall serve as the Chairman and Chief Executive Officer of the Company with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting directly to the Executive General Manager, Financial Services Great Britain and Ireland (the "Reporting Person").

            (ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which you are entitled, you agree to devote a minimum of four days per week during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to you hereunder, to use your reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Letter Agreement for you to (A) serve on corporate (subject to the written approval of the Reporting Person), civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of your responsibilities as an employee of the Company in accordance with this Letter Agreement.

          (b)    Compensation.

            (i)    Base Salary.    During the Employment Period, you shall receive an annual base salary ("Annual Base Salary") of no less than $360,000. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to you under this Letter Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Letter Agreement shall refer to Annual Base Salary as so increased.

            (ii)    Annual Bonus.    You shall be eligible for an annual bonus targeted at up to 50% of Annual Base Salary (the "Annual Bonus"). The Annual Bonus shall be pro-rated for your service from the Effective Date to 30 September 2002. Actual payment may be higher or lower in the discretion of Parent, depending upon performance targets that include (A) the execution of Company's exit from the mortgage services industry in the United States and (B) the performance of the wind down of the Company.

            (iii)    Other Benefits.    During the Employment Period, you shall be entitled to participate in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs generally applicable to the most senior executives of the Company.

            (iv)    Expenses.    During the Employment Period, you shall be entitled to receive prompt reimbursement for all expenses incurred by you in accordance with the Company's expense reimbursement policies.

            (v)    Vacation.    During the Employment Period, you shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.

            (vi)    Housing.    The Company shall reimburse you, on an after-tax basis, for your reasonable housing and commuting costs, plus miscellaneous reasonable living expenses until September 30, 2002.

Termination of Employment

        If your employment is terminated for any reason, this Letter Agreement shall terminate without further obligations to you, or your legal representative, other than for (i) payment of accrued Base Salary through the date of termination within 30 days of such date, and (ii) the timely payment or provision of any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliates in accordance with the terms and normal procedures of each such plan, program, policy, practice, contract or agreement.

        You will continue to receive health benefits after the termination of your employment until you attain age sixty five (65), comparable to the health plan in effect from time to time, and at the same cost, for other senior executives at Parent's New York branch unless your termination was for Cause (as defined below).

Definitions:

        As used in this Letter Agreement, the following term has the following meaning:

          (a)  "Cause" means your (i) willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to disability), after a written demand for substantial performance is delivered to you by the Reporting Person, which specifically identifies the manner in which the Reporting Person believes that you have not substantially performed the your duties, (ii) willful engaging in illegal conduct, gross misconduct, gross negligence which is materially and demonstrably injurious to the Company or its affiliates, (iii) conviction of a felony or plea of nolo contendere with respect thereto; (iv) use of alcohol or drugs or other controlled substances which interferes with the performance of your duties hereunder or which compromises the integrity of the Company, its affiliates, its employees or its products; or (v) willful breach of a material policy, program or rule of the Company. For purposes of this provision, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Parent or the Company. Any act, or failure to act, based upon express authority given by the Reporting Person with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The Company may place you on paid leave (A) while investigating whether you have engaged in conduct violative of subparagraphs (ii), (iv) or (v) above or (B) during the pendency of any proceeding that could result in a conviction or plea as described in subparagraph (iii) above.

Miscellaneous

        The Company may withhold from any amounts payable under this Letter Agreement such Federal, state, or local taxes as are required to be withheld pursuant to any applicable law or regulation.

        This Letter Agreement contains the entire agreement of the parties and supersedes all prior agreements, promises and communications between us with respect to your employment following the Sale, whether written or oral.

2

        IN WITNESS WHEREOF, you has hereunto set your hand and Parent or the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

JOSEPH J. WHITESIDE

NATIONAL AUSTRALIA BANK LIMITED
By:

Name:
Title:

HOMESIDE LENDING, INC.
By:

Name:
Title:

3

EMPLOYMENT AGREEMENT

        AGREEMENT by and among National Australia Bank Limited, a company organized under the laws of Australia ("Parent"), Homeside Lending, Inc., a Florida corporation (the "Company"), and Joseph J. Whiteside (the "Executive") dated as of the 1st day of September, 2001.

        The Company has determined that because of the unique nature of the Executive's services to the Company it is in its best interests and those of its shareholders to assure that the Company will have the continued dedication of the Executive.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Effective Date.    The "Effective Date" shall mean the date hereof.

        2.    Employment Period.    The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date that is eighteen months after the Effective Date. Upon a termination of Executive's employment with the Company, Executive's employment may be transferred to Parent, on terms acceptable to Parent and the Executive.

        3.    Terms of Employment.    (a) Position and Duties. (i) During the Employment Period (A) the Executive shall serve as the Chairman and Chief Executive Officer of the Company with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting directly to the Managing Director and Chief Executive of Parent (the "Reporting Person"), and (B) the Executive's services shall be performed in Jacksonville, Florida.

            (ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate (subject to the written approval of the Reporting Person), civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

          (b)    Compensation.    (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of no less than $500,000. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

            (ii)    Annual Bonus.    The Executive shall be eligible to participate in the Company's Short-Term Bonus Plan ("Annual Bonus"), with a target Annual Bonus (the "Target Bonus") of $300,000 for the bonus year until August 31, 2002, and a Target Bonus of $150,000 for the bonus year from September 1, 2002 until March 31, 2003. Actual payment may be higher or lower, depending upon performance targets that include the stability, achievement of planned operating performance targets and status of the sale process of the Company.

            (iii)    Long-Term Incentive Awards.    The Executive shall be eligible to participate in the Company's Long-Term Incentive Plan for 2001-2003 (the "LTIP") with a target award of $1,500,000 (the "LTIP Award") provided that the LTIP Award shall be payable in full upon a Sale prior to March 31, 2003, whether or not the Executive is employed by the Company at the time of the Sale, unless his employment was terminated by the Company for Cause or by the Executive without Good Reason in accordance with the terms of the LTIP. "Sale" shall mean a sale by the Parent to another party, unrelated to Parent, of a portion or whole of the

    Company (other than a sale of servicing rights, loans or other assets in the ordinary course of business), which sale reflects the Parent's intent to exit the U.S. mortgage business.

            (iv)    Other Benefits.    During the Employment Period, the Executive shall be entitled to participate in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs generally applicable to the most senior executives of the Company.

            (v)    Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company's expense reimbursement policies.

            (vi)    Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.

            (vii)    Housing.    For a period of six months after the Effective Date, the Company shall reimburse the Executive, on an after-tax basis, for his reasonable housing and commuting costs, plus miscellaneous reasonable living expenses.

        4.    Termination of Employment.    (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If Parent determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 9(a) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with Parent shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 90 consecutive days or 180 days in any twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          (b)    Cause.    The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

            (i)    the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to Disability), after a written demand for substantial performance is delivered to the Executive by the Reporting Person or his designee, which specifically identifies the manner in which the Reporting Person believes that the Executive has not substantially performed the Executive's duties, or

            (ii)  the willful engaging by the Executive in illegal conduct, gross misconduct, gross negligence which is materially and demonstrably injurious to the Company or its affiliates, or

            (iii)  conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto; or

            (iv)  use by the Executive of alcohol or drugs or other controlled substances which interferes with the performance of Executive's duties hereunder or which compromises the integrity of the Company, its affiliates, its employees or its products; or

            (v)  willful breach by the Executive of a material policy, program or rule of the Company.

        For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Parent or the Company. Any act, or failure to act, based upon express authority given by the Reporting Person with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The Company may place Executive on paid leave (a) while investigating whether Executive has engaged in conduct violative of subparagraphs (ii), (iv) or (v) above or (b) during the pendency of any proceeding that could result in a conviction or plea as described in subparagraph (iii) above.

          (c)    Good Reason.    The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of a written consent of the Executive, and provided that the Executive notifies the Company in writing of such event within 30 days of its occurrence and that Company does not take reasonable steps to cure such event within 30 days, or start to cure such event if it cannot reasonably be cured within 30 days:

            (i)    the assignment to the Executive of any duties materially inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

            (ii)  any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

            (iii)  The Company's requiring the Executive to be based at any office or location more than 50 miles from that provided in Section 3(a)(i)(B) hereof, provided that reasonable travel required in connection with Executive's reporting relationships and responsibilities to the Company shall not be deemed a breach hereof; or

            (iv)  any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

            (v)  any failure by the Company to comply with and satisfy Section 8(b) of this Agreement.

        The following events shall not constitute "Good Reason": (1) the expiration or non-renewal of the Term or (2) placing the Executive on paid leave for the purposes described in paragraph 4(b) above.

          (d)    Notice of Termination.    Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the

  Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder..

          (e)    Date of Termination.    "Date of Termination" means if the Executive's employment is terminated by the Company other than for Death or Disability, or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, and if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

        5.    Obligations of the Company upon Termination.    (a) Good Reason; Other Than for Cause. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason:

            (i)    except as specified below, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

              A.    the sum of (1) the unpaid portion of Executive's Annual Base Salary earned through the Date of Termination, and (2) the product of (x) the Target Bonus of the relevant bonus year and (y) a fraction, the numerator of which is the number of days elapsed from the first day of the relevant bonus year, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2), shall be hereinafter referred to as the "Accrued Obligations"); and

              B.    the amount equal to the product of (x) the number of months and fractions thereof, if any, remaining from the Date of Termination until the date that is eighteen months after the Effective Date and (y) the sum of (I) the Executive's Annual Base Salary and (II) the Target Bonus of the relevant bonus year, divided by 12; and

              C.    The LTIP Award, as calculated in the same manner and paid at the same time pursuant to the terms of the LTIP as if the Executive were still an employee of the Company, if not previously paid due to Sale; and

            (ii)  to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates (such amounts and benefits, the "Other Benefits") in accordance with the terms and normal procedures of each such plan, program, policy or practice.

          (b)    Cause; Other than for Good Reason.    If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the unpaid portion of his Annual Base Salary through the Date of Termination, and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid.

          (c)    Death.    If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations, and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

          (d)    Disability.    If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(d) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

          (e)    Health Insurance.    Notwithstanding anything herein to the contrary, Parent shall continue to provide health benefits to the Executive upon a termination of employment until attaining age 65 comparable to the plan in force from time to time at Parent's New York branch and on the same terms for other executives at Parent's New York branch.

        6.    Non-exclusivity of Rights.    Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company, or any of its affiliates and for which the Executive may qualify, nor, subject to Section 9(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, or its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. As used in this Agreement, the terms "affiliated companies" and "affiliates" shall include any company controlled by, controlling or under common control with the Company.

        7.    Full Settlement.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. Parent or the Company agree to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by Parent, the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), if the Executive prevails on a majority of the claims made by him, and disputed by Parent or the Company under the terms of this Agreement.

        8.    Successors.    (a) This Agreement is personal to the Executive and without the prior written consent of Parent or the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon Parent and the Company and their respective successors and assigns.

          (b)  Parent and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent and the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Parent" and "Company" shall mean Parent and the

  Company as hereinbefore defined and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        9.    Miscellaneous.    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    119 Sebago Lake Drive
    Sewickly, Pennsylvania 15143

    At the most recent address on file for the Executive at the Company;

    If to the Parent:

    The Managing Director/CEO
    National Australia Bank
    500 Bourke Street
    Melbourne VIC
    3000
    Australia

    If to the Company:

    HomeSide Lending Inc
    7301 Baymeadows Way
    Jacksonville
    Florida
    33256

    Attention:

  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)  The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e)  The Executive's or Parent or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Parent or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, subject to article 4(c).

          (f)    This instrument contains the entire agreement of the parties and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Reporting Person.

          (g)  Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any plans, programs, policies, contracts or arrangements of the Parent, the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their boards of Directors, Parent or the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

JOSEPH J. WHITESIDE
NATIONAL AUSTRALIA BANK LIMITED
By
HOMESIDE LENDING, INC.
By